Exhibit 99.1

ASCENDIA BRANDS, INC. ANNOUNCES FIRST QUARTER RESULTS

Hamilton, NJ – July 17, 2007 -- Ascendia Brands, Inc. (AMEX: ASB) today reported results for its fiscal first quarter ended May 26, 2007. The Company also announced that, as a result of the delay in filing its Form 10-K for the year ended February 28, 2007, it requires additional time to prepare its quarterly report on Form 10-Q for the thirteen weeks ended May 26, 2007. The Company expects to complete the preparation and filing by July 23, 2007.

Consolidated net sales for the thirteen weeks ended March 26, 2007 increased by $17.1 million or 68.8% compared to the thirteen weeks ended March 27, 2006, from $24.8 million to $41.9 million. The Calgon™ and the healing garden brands® acquired from Coty Inc. on February 9, 2007 contributed $16.5 million to current quarter net sales. Excluding the impact of this acquisition, net sales increased by $.6 million or 2.3%.

Consolidated gross profit increased by $7.7 million to $12.4 million for the thirteen weeks ended May 26, 2007, compared to $4.7 million for the comparable period in the prior year. As a percentage of net sales, the first quarter gross profit margin was 29.5% compared to 18.7% in the prior year. The gross profit and gross profit margin were favorably impacted by the acquired Coty brands, which contributed $7.8 million to the current quarter. The gross profit in the current quarter includes a $2.2 million expense from the step-up in the value of the acquired Coty inventory as part of the purchase price allocation. Excluding the step-up, the former Coty brands contributed $10.0 million to current quarter gross profit. This step-up in the inventory value has been fully expensed as of the end of the first quarter.

Consolidated selling, general and administrative expenses increased by $8.2 million, to $12.2 million, for the thirteen weeks ended March 26, 2007, compared to $4.0 million for the comparable period in the prior year. Contributing to the increase were factors associated with the acquired Coty brands, including $2.3 million from the amortization of intangible assets identified as part of the purchase price allocation, $1.8 million in costs related to services provided by Coty under a transition services agreement, and $1.0 million in advertising and consumer promotion in support of the acquired brands. Additional expenses contributing to the increase compared to the prior period were executive salaries and bonuses of $1.4 million, non-cash stock compensation expense of $.6 million, severance of $.2 million and higher salaries, travel and rent of $.6 million.

Steven Scheyer, President and Chief Executive Officer, commented, “We are extremely pleased by the contributions of the Calgon and the healing garden brands to our first quarter. The increase in our gross profit margin reflects the benefit of our strategic shift to a branded product portfolio. With the addition of Calgon and the healing garden to our existing portfolio of branded bath and beauty care products, including Mr. Bubble®, Lander essentials®, Baby Magic®, Binaca® and Ogilvie®, we are well positioned in a leadership role within the bath category.”

Consolidated other expense increased by $2.9 million, to $6.4 million for the thirteen weeks ended March 26, 2007 compared to $3.5 million for the comparable period in the prior year. Contributing to the increase was higher interest expense of $4.5 million, partially offset by $0.9 million in income from the change in fair market value of the Company’s compound derivative liability and foreign exchange gains of $.5 million in the current quarter.

The net loss from continuing operations increased by $3.3 million to $6.2 million, $(0.15) per diluted share, for the thirteen weeks ended March 26, 2007, compared to $2.9 million, $(0.22) per diluted share, for the comparable period in the prior year. The increase is due primarily to higher interest expense, increased selling and administrative expenses and expense from the step-up in the value of the Coty inventory, partially offset by the gross profit contribution from the acquired Coty brands and the change in fair market value of the compound derivative liability.

Net loss from discontinued operations was lower by $0.4 million as a result of reduced expense at the Company’s Cenuco subsidiary. This subsidiary ceased operations effective June 30, 2007.

Ascendia Brands, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and per share data)

	May 26, 2007	February 28, 2007

ASSETS
Current Assets:
Cash and cash equivalents	$466	$3,303
Trade receivables, net of allowance for doubtful accounts	11,651	9,444
Miscellaneous receivables	3,569	1,517
Inventories	24,649	28,633
Prepaid expenses and other	5,385	5,761

Total current assets	45,720	48,658

Property, plant and equipment, net	8,233	6,500
Intangibles, net	148,402	151,634
Other assets, net	9,910	10,103

Total assets	$212,265	$216,895

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$10,537	$8,943
Accrued expenses	4,197	5,480
Accrued interest	2,803	1,146
Reserve for customer returns	720	4,479
Current portion of long-term debt	2,000	2,000
Total current liabilities	20,257	22,048
Long-term debt, less current portion	274,732	271,317
Long-term pension obligation	691	668
Total liabilities	295,680	294,033

Total stockholders' equity (deficit)	(83,415)	(77,138)
Total liabilities and stockholders' equity	$212,265	$216,895

Ascendia Brands, Inc. and Subsidiaries

Consolidated Statement of Operations

(Amounts in thousands, except for share and per share data)

	For the thirteen weeks ended
	May 26, 2007	May 27, 2006

Net sales	$41,951	$24,847
Cost of sales	29,565	20,193

Gross Profit	12,386	4,654

Operating expenses:
Selling and marketing	4,390	1,401
General and administrative	7,829	2,630
Total operating expenses	12,219	4,031

Income (loss) from operations	167	623

Interest expense, net	(7,052)	(2,484)
Amortization of financing fees and debt discount	(834)	(1,171)
Gain on revaluation of compound derivative liability	934
Other (expense) income, net	552	144
Total other/interest expense	(6,400)	(3,511)

Income (loss) from continuing operations before income taxes	(6,233)	(2,888)

Income taxes	—	—

Income (Loss) from continuing operations	(6,233)	(2,888)

Loss from discontinued operations	(286)	(656)

Net income (loss)	(6,519)	(3,544)

Series A Preferred stock beneficial conversion feature accreted as a dividend	—	204

Net loss available to common shareholders	$(6,519)	$(3,748)

Basic and diluted loss per common share
Continuing operations	$(0.15)	$(0.22)
Discontinued operations	$(0.01)	$(0.05)
	$(0.16)	$(0.27)

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About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon™* and the healing garden® brands. The Company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

*Calgon is a licensed trademark.

Ascendia Contact: John D. Wille Chief Financial Officer (609) 219-0930 ext 150 jwille@ascendiabrands.com	Investor Relations Contact: John G. Nesbett IMS, Inc. (203) 972-9200 jnesbett@institutionalms.com